Exhibit 21

List of Subsidiaries
-------------------------------
(All incorporated in the state of Georgia)

Merry Land Properties, Inc. (Parent)

Merry Land Property Management, Inc.

ML South Augusta, Inc.

ML Apartments I, Inc.

ML Apartments II, Inc.

ML Apartments III, Inc.

ML Apartments IV, Inc.

Greentree LLC

Marsh Cove Apartments LLC

Quarterdeck Apartments LLC

Waters Edge Apartments LLC

West Wind Landing LLC

ML Hammocks at Long Point, L.L.C.

ML Huntington, L.L.C.

ML Magnolia Villa, L.L.C.

ML Summit Place, L.L.C.

ML Windsor Place, L.L.C.

ML Woodcrest (Augusta), L.L.C.

ML James Island Apartments, L.P.

ML Whitemarsh LLC